Exhibit 99.1

Sanara MedTech Inc. Announces Third Quarter 2023 Results

FORT WORTH, TX / GlobeNewswire / November 13, 2023 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today its strategic, operational and financial results for the quarter ended September 30, 2023.

Zach Fleming, Sanara’s CEO stated, “Our third quarter performance included another record sales quarter as well as a narrowing net loss and positive Adjusted EBITDA. In addition, we completed the acquisition of certain assets related to our collagen business, which we believe is critical to our efforts to develop next generation collagen products while also materially adding to our bottom line by eliminating the royalties we paid on CellerateRX® Surgical Powder and Gel (“CellerateRX”) and HYCOL® Hydrolyzed Collagen (“HYCOL”). After quarter end, we had our first sales of both ALLOCYTE® Plus Advanced Viable Bone Matrix (“ALLOCYTE Plus”) and BIASURGE™ Advanced Surgical Solution (“BIASURGE”). We believe these two products will be important to our future growth plans while helping diversify our revenue mix and providing patients and doctors with options that can improve outcomes while reducing healthcare expenditures.”

Third Quarter 2023 Strategic and Operational Highlights (Unaudited)

●	The Company generated net revenue of $16.0 million for the three months ended September 30, 2023, an eighth consecutive record sales quarter.

●	The Company’s loss before income taxes for the three months ended September 30, 2023 was $1.1 million compared to a loss before income taxes of $3.2 million for the three months ended September 30, 2022. For the three months ended September 30, 2023, the Company had a net loss of $1.1 million, compared to a net loss of $1.5 million for the three months ended September 30, 2022. The Company generated Adjusted EBITDA* of $0.3 million for the three months ended September 30, 2023 compared to negative Adjusted EBITDA of $1.6 million for the three months ended September 30, 2022.

●	During the trailing twelve-month period, the Company’s products were sold in over 1,000 facilities across 32 states plus the District of Columbia. The Company’s products were contracted or approved to be sold in more than 3,000 hospitals/ambulatory surgery centers as of September 30, 2023.

●	On August 2, 2023, the Company announced the acquisition of certain assets related to its collagen products business. The assets acquired included, among others:

—	All rights and ownership (for human wound care uses) for certain 510(k) cleared collagen-based wound care products, including CellerateRX and HYCOL.

—	All patents, patents pending, trademarks and regulatory approvals related to collagen human wound care products owned by the sellers. This includes nine patents and all of the sellers’ patents pending for collagen products for human wound care uses and five trademarks.

●	The Company hired twelve new sales representatives in the nine months ended September 30, 2023. These representatives are expected to help the Company increase facility penetration and reach additional specialties. The Company also continues to build out its corporate infrastructure to support future growth.

●	Subsequent to the end of the quarter, the Company completed its first sale of ALLOCYTE Plus, a human cell and tissue-based product. First sales of Allocyte Plus occurred in early October 2023. This product is processed by an alternative supplier with in-house processing capabilities affording greater control of product supply.

●	Subsequent to the end of the quarter, the Company launched BIASURGE. Prior to launch, BIASURGE was added to 41 existing facility contracts. First sales of BIASURGE occurred in early November 2023. The Company believes this product could be used in any surgery where Sanara products are currently used.

Sales Analysis

CellerateRX revenues continued to grow, however the rate of quarter-over-quarter growth slowed due to unique in-market challenges. The Company is leveraging field intelligence and data analytics to implement appropriate adjustments to sales force deployment and facility penetration. For the three months ended September 30, 2023, the Company generated net revenue of $16.0 million compared to net revenue of $13.0 million for the three months ended September 30, 2022, a 23% increase from the prior year period. For the nine months ended September 30, 2023, the Company generated net revenue of $47.3 million compared to net revenue of $30.5 million for the nine months ended September 30, 2022, a 55% increase from the prior year period. The higher net revenue for the three and nine months ended September 30, 2023 was primarily due to increased sales as a result of the Company’s increased market penetration and geographic expansion, additional revenues as a result of the Scendia acquisition and the Company’s continuing strategy to expand its independent distribution network in both new and existing U.S. markets. The Company’s sales growth continued to be negatively impacted by supply issues related to its ALLOCYTE® Advanced Cellular Bone Matrix product in the third quarter of 2023. However, subsequent to the end of the quarter, the Company brought on an alternative supplier and expanded the ALLOCYTE® product line with the release of ALLOCYTE Plus. Sanara currently has a sufficient supply to meet currently expected demand and believes it has measures in place to be able to regularly stock the product in the future.

Earnings Analysis

The Company had a loss before income taxes of $1.1 million for the three months ended September 30, 2023, compared to a loss before income taxes of $3.2 million for the three months ended September 30, 2022. For the nine months ended September 30, 2023, the Company had a loss before income taxes of $4.2 million, compared to a loss before income taxes of $9.8 million for the nine months ended September 30, 2022. The lower loss for the three and nine months ended September 30, 2023 was due to operating expenses increasing at a slower rate than net sales in addition to the benefit recorded as a result of the change in fair value of earnout liabilities. For the three months ended September 30, 2023, the Company had a net loss of $1.1 million, compared to a net loss of $1.5 million for the three months ended September 30, 2022. For the nine months ended September 30, 2023, the Company had a net loss of $4.2 million, compared to a net loss of $3.9 million for the nine months ended September 30, 2022.

* Adjusted EBITDA is a non-GAAP financial measure. See the discussion below under the heading “Use of Non-GAAP Financial Measures” and the reconciliations at the end of this release for additional information.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA. The Company’s management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net loss excluding interest for term loan, debt issuance cost amortization, accretion of finance liabilities, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, and gains/losses from the disposal of property and equipment. The Company’s believes Adjusted EBITDA is useful to investors because it facilitates comparisons of its core business operations across periods on a consistent basis. Accordingly, the Company adjusts for items such as change in fair value of earnout liabilities when calculating Adjusted EBITDA because the Company believes that it is not related to the Company’s core business operations.

The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Conference Call

Sanara will host a conference call on Tuesday, November 14, 2023, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 780032. A telephonic replay of the conference call will be available through Tuesday, November 28, 2023, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 49390.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGENTM Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE™ Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy products and the oxygen delivery system segment of the wound and skincare markets.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the potential benefits created by the acquisition of certain assets related to the Company’s collagen products business, the anticipated impact of such acquisition on the Company’s business and future financial and operating results, the Company’s ability to develop and commercialize the new collagen-based products currently under development, including the manufacturing, distribution, marketing and sale of such products, the Company’s ability to maintain or replace the manufacturing and distribution process of the sellers in the acquisition, including relationships with vendors, the development of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2023	December 31, 2022
Assets
Current assets
Cash	$6,235,912	$8,958,995
Accounts receivable, net	7,436,295	6,805,761
Accounts receivable – related party	11,032	98,548
Royalty receivable	49,344	99,594
Inventory, net	5,021,030	3,549,000
Prepaid and other assets	621,690	1,104,611
Total current assets	19,375,303	20,616,509

Long-term assets
Property and equipment, net	1,327,056	1,416,436
Right of use assets – operating leases	2,094,188	806,402
Goodwill	3,601,781	3,601,781
Intangible assets, net	45,991,466	31,509,980
Investment in equity securities	3,084,278	3,084,278
Total long-term assets	56,098,769	40,418,877

Total assets	$75,474,072	$61,035,386

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,939,887	$1,392,701
Accounts payable – related parties	64,747	34,036
Accrued royalties and expenses	3,583,439	2,144,475
Accrued bonuses and commissions	6,084,654	7,758,284
Earnout liabilities – current	1,000,000	1,162,880
Operating lease liabilities – current	322,206	313,933
Current portion of debt	232,143	-
Total current liabilities	13,227,076	12,806,309

Long-term liabilities
Earnout liabilities – long-term	4,871,986	6,003,811
Operating lease liabilities – long-term	1,846,293	505,291
Long-term debt, net of current portion	9,458,254	-
Other long-term liabilities	1,972,673	-
Total long-term liabilities	18,149,206	6,509,102

Total liabilities	31,376,282	19,315,411

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,540,226 issued and outstanding as of September 30, 2023 and 8,299,957 issued and outstanding as of December 31, 2022	8,540	8,300
Additional paid-in capital	72,107,881	65,213,987
Accumulated deficit	(27,799,621)	(23,394,757)
Total Sanara MedTech shareholders’ equity	44,316,800	41,827,530
Equity attributable to noncontrolling interest	(219,010)	(107,555)
Total shareholders’ equity	44,097,790	41,719,975
Total liabilities and shareholders’ equity	$75,474,072	$61,035,386

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net Revenue	$16,024,948	$13,044,571	$47,300,029	$30,526,572

Cost of goods sold	1,751,349	2,228,561	6,064,524	3,991,728

Gross profit	14,273,599	10,816,010	41,235,505	26,534,844

Operating expenses
Selling, general and administrative expenses	13,877,879	12,062,195	40,658,424	31,865,958
Research and development	986,454	1,061,387	3,480,906	2,333,024
Depreciation and amortization	997,674	814,881	2,580,243	1,556,752
Change in fair value of earnout liabilities	(681,753)	109,689	(1,494,910)	173,116
Total operating expenses	15,180,254	14,048,152	45,224,663	35,928,850

Operating loss	(906,655)	(3,232,142)	(3,989,158)	(9,394,006)

Other expense
Interest expense and other	(188,294)	-	(188,300)	-
Share of losses from equity method investment	-	-	-	(379,633)
Total other expense	(188,294)	-	(188,300)	(379,633)

Loss before income taxes	(1,094,949)	(3,232,142)	(4,177,458)	(9,773,639)
Income tax benefit	-	1,702,890	-	5,844,796

Net loss	(1,094,949)	(1,529,252)	(4,177,458)	(3,928,843)

Less: Net loss attributable to noncontrolling interest	(34,579)	(58,792)	(111,455)	(98,485)

Net loss attributable to Sanara MedTech shareholders	$(1,060,370)	$(1,470,460)	$(4,066,003)	$(3,830,358)

Net loss per share of common stock, basic and diluted	$(0.13)	$(0.18)	$(0.49)	$(0.49)

Weighted average number of common shares outstanding, basic and diluted	8,332,341	8,107,261	8,244,503	7,836,882

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2023	2022

Cash flows from operating activities:
Net loss	$(4,177,458)	$(3,928,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,580,243	1,556,752
Loss on disposal of property and equipment	-	2,876
Bad debt expense	214,061	220,000
Inventory obsolescence	222,691	289,406
Share-based compensation	2,582,163	1,971,537
Noncash lease expense	243,988	189,409
Loss on equity method investment	-	379,633
Benefit from deferred income taxes	-	(5,844,796)
Accretion of finance liabilities	39,699	-
Amortization of debt issuance costs	2,055	-
Change in fair value of earnout liabilities	(1,494,910)	173,116
Changes in operating assets and liabilities:
Accounts receivable, net	(794,344)	(754,934)
Accounts receivable – related party	87,516	10,920
Inventory, net	(1,664,714)	(451,838)
Prepaid and other assets	482,921	(69,490)
Accounts payable	547,186	(800,788)
Accounts payable – related parties	30,711	(126,812)
Accrued royalties and expenses	557,295	947,130
Accrued bonuses and commissions	(1,673,629)	1,516,858
Operating lease liabilities	(182,498)	(189,990)
Net cash used in operating activities	(2,397,024)	(4,909,854)
Cash flows from investing activities:
Purchases of property and equipment	(210,970)	(93,651)
Proceeds from disposal of property and equipment	650	894
Purchases of intangible assets	-	(600,000)
Investment in equity securities	-	(250,000)
Acquisitions, net of cash acquired	(9,942,750)	(2,191,919)
Net cash used in investing activities	(10,153,070)	(3,134,676)
Cash flows from financing activities:
Loan proceeds, net	9,688,341	-
Equity offering net proceeds	1,033,761	-
Net settlement of equity-based awards	(150,296)	(102,931)
Cash payment of finance and earnout liabilities	(744,795)	-
Distribution to noncontrolling interest member	-	(220,000)
Net cash provided by (used in) financing activities	9,827,011	(322,931)
Net decrease in cash	(2,723,083)	(8,367,461)
Cash, beginning of period	8,958,995	18,652,841
Cash, end of period	$6,235,912	$10,285,380

Cash paid during the period for:
Interest	$146,546	$-
Supplemental noncash investing and financing activities:
Right of use assets obtained in exchange for lease obligations	1,531,773	-
Equity issued for acquisitions	3,089,645	15,738,518
Earnout and other liabilities generated by acquisitions	3,759,642	6,882,151
Investment in equity securities converted in asset acquisition	-	1,803,440

Reconciliation of GAAP to Non-GAAP Financial Measures

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)	Three Months Ended
	September 30, 2023	September 30, 2022

Net Loss	$(1,094,949)	$(1,529,252)
Adjustments
Interest expense – Term Loan	146,540	-
Debt issuance costs amortization	2,055	-
Accretion of finance liabilities	39,699	-
Income tax benefit	-	(1,702,890)
Depreciation and amortization	997,674	814,881
Noncash share-based compensation expense	857,526	683,202
Change in fair value of earnout liabilities	(681,753)	109,689
Loss on disposal of property and equipment	-	376
Adjusted EBITDA	$266,792	$(1,623,994)